                                                                       EXHIBIT 2

                           STOCK PURCHASE AGREEMENT



                                 by and among



                        LANGUAGEWARE.NET (COMPANY) LTD.
                            an Israeli corporation,

                                      as

                                   Purchaser



                                      and

                       STAR+GLOBE TECHNOLOGIES PTE LTD.
                            a Singapore corporation

                                    and the

                                 SHAREHOLDERS

                                      of

                       Star+Globe Technologies Pte Ltd.

                                      as

                                    Sellers



January 14, 2000

                               TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----
ARTICLE 1  Purchase and Sale
      1.1  Purchase of Shares                                                              1
      1.2  Purchase Price                                                                  1
      1.3  Star+Globe Holdback and Purchaser Reservation                                   1
      1.4  Star+Globe Share Option Plan                                                    2
      1.5  The Closing                                                                     2
      1.6  Release of Star+Globe Holdback Shares and Purchaser
           Reserve Shares                                                                  3
      1.7  Transfer Taxes                                                                  3
      1.8  Purchaser Common Stock                                                          3

ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF STAR+GLOBE
      2.1  Organization, Standing; Subsidiaries                                            3
      2.2  Authorization
      2.3  Memorandum of Association, Articles of Association;
           Certain Records                                                                 4
      2.4  Capitalization                                                                  4
      2.5  Compliance with Other Instruments and Laws                                      5
      2.6  Governmental and Third Party Authorizations; Consents                           5
      2.7  Litigation                                                                      5
      2.8  Financial Statements; Conduct of Business;  No Undisclosed Liabilities          6
      2.9  Title to Assets, Absence of Liens and Encumbrances                              6
      2.10 Full Authority; Compliance with Laws                                            7
      2.11 Claims                                                                          7
      2.12 Contracts                                                                       8
      2.13 Intellectual Property                                                           9
      2.14 Taxes                                                                           9
      2.15 Benefit Plans                                                                  10
      2.16 Labor Matters                                                                  10
      2.17 Transactions with Management                                                   11
      2.18 Customers and Vendors                                                          11
      2.19 Accounts Receivable                                                            11
      2.20 Year 2000 Compliance                                                           11
      2.21 Compliance with Other Domestic and Foreign Laws                                12
      2.22 Accuracy                                                                       12
      2.23 Brokers and Finders                                                            12
      2.24 Knowledge of Star+Globe                                                        12

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF PURCHASER
      3.1  Organization and Standing of Purchaser                                         12
      3.2  Authorization                                                                  12
      3.3  Memorandum of Association, Articles of Association                             13
      3.4  Capitalization                                                                 13
      3.5  Compliance with Other Instruments and Laws                                     13
      3.6  Governmental and Third Party Authorizations; Consents                          13
      3.7  Litigation                                                                     13
      3.8  Financial Statements; Conduct of Business; No Undisclosed Liabilities          13
      3.9  Full Authority; Compliance with Laws                                           14
      3.10 Claims                                                                         14
      3.11 Intellectual Property                                                          14

     3.12  Taxes                                                                          14
     3.13  Benefit Plans                                                                  15
     3.14  Labor Matters                                                                  15
     3.15  Transactions with Management                                                   15
     3.16  Year 2000 Compliance                                                           15
     3.17  Compliance with Other Domestic and Foreign Laws                                15
     3.18  Accuracy of SEC Reports                                                        16
     3.19  Brokers and Finders                                                            16
     3.20  Accuracy                                                                       16
     3.24  Purchaser's Knowledge                                                          16

ARTICLE 4  ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF SHAREHOLDERS
     4.1   Ownership of Shares                                                            16
     4.2   Title to Shares                                                                16
     4.3   Enforceability                                                                 17
     4.4   Compliance with Shareholders Agreement and Articles of Association             17
     4.5   Investment Representations                                                     17
     4.6   Covenants Regarding Purchaser Common Stock                                     17

ARTICLE 5  COVENANTS OF PURCHASER
     5.1   Redomestication; Registration of Purchaser Common Stock                        18
     5.2   Board Representation                                                           19

ARTICLE 6  CERTAIN REMEDIES AND LIMITATIONS
     6.1   Survival of Representations and Warranties                                     19
     6.2   Indemnification of Purchaser                                                   19
     6.3   Limitations on Liability of Star+Globe to Purchaser                            19
     6.4   Indemnification of Star+Globe and Shareholders                                 19
     6.5   Limitations on Liabilities of Purchaser to Star+Globe and Shareholders         20
     6.6   Indemnification Claims                                                         20
     6.7   Retention of Records                                                           20

ARTICLE 7  MISCELLANEOUS
     7.1   Materiality                                                                    21
     7.2   Notices                                                                        21
     7.3   Assignment                                                                     22
     7.4   Entire Agreement; Amendment; Governing Law; Etc.                               22
     7.5   Counterparts                                                                   22
     7.6   Third-Party Rights                                                             22
     7.7   Recitals and Exhibits                                                          22
     7.8   Pronouns                                                                       22
     7.9   Authority and Execution                                                        22
     7.10  Severability                                                                   22
     7.11  Time of Essence                                                                22
     7.12  Interpretation                                                                 22
     7.13  Knowledge                                                                      23
     7.14  Legal Fees                                                                     23
     7.15  No Modification or Amendment                                                   23

EXHIBITS

Exhibit A      Star+Globe Shareholder List and Purchase Price Allocation
Exhibit B      Star+Globe Share Option Plan (2000)
Exhibit C      Schedule of Option Grants to Star+Globe Shareholders
Exhibit D      Form of Opinion of Star+Globe's Counsel

SCHEDULES

Disclosure Schedule (including Appendix)
Schedule 3.4
Schedule 3.8(c)

                            INDEX OF DEFINED TERMS


Terms                                                                      Page
-----                                                                      ----
Agreement                                                                     1
Annual Financial Statements                                                   6
Business                                                                      1
Claim                                                                         6
Claim Notice                                                                 20
Claimants                                                                    20
Closing                                                                       2
Closing Consideration                                                         2
Closing Date                                                                  2
Contracts                                                                     8
Damages                                                                      19
Disclosure Schedules                                                          3
Employees                                                                    10
Employee Plans                                                               10
Equity Rights                                                                 4
Financial Statements                                                          6
GAAP                                                                         20
Intellectual Property                                                         9
Indemnification Claim                                                        20
Indemnified Parties                                                          20
Indemnifying Parties                                                         20
Interim Financial Statements                                                  6
Leased Property                                                               7
Legal Requirement                                                             5
Material                                                                     21
Permits                                                                       7
Permitted Liens                                                               7
Purchase Price                                                                1
Purchaser                                                                     1
Purchaser Capital Stock                                                      13
Purchaser Common Stock                                                        1
Purchaser Indemnified Obligation                                             19
Purchaser Indemnified Parties                                                19
Purchaser Intellectual Property                                              14
Purchaser Reserve Shares                                                      1
Real Property                                                                 7
Redomestication                                                              18
Registration Statement                                                       18
Rule 144                                                                     17
SEC                                                                          16
SEC Filings                                                                  14
Securities Act                                                               17
Shareholder(s)                                                                1
Shares                                                                        1
Shareholder Indemnified Obligation                                           19
Shareholder Indemnified Parties                                              19
Shareholders' Representative                                                  2

Singapore GAAP                                                               12
Star+Globe                                                                    1
Star+Globe Holdback Shares                                                    1
Star+Globe Share Capital                                                      4
Subsidiary                                                                    4
Title Notice                                                                  7
Tax                                                                          10
Tax Returns                                                                  10
Taxes                                                                        10

                           STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of January 14, 2000, by and among LANGUAGEWARE.NET (COMPANY) LTD., an Israeli corporation ("Purchaser"), STAR+GLOBE TECHNOLOGIES PTE LTD., a Singapore corporation ("Star+Globe"), and the shareholders of Star+Globe listed on the signature page hereto (each a "Shareholder" and collectively, the "Shareholders").

                                  WITNESSETH:

     WHEREAS, Star+Globe is in the business of providing of multilingual software and solutions to customers worldwide, serving their multilingual information authoring, retrieval, and processing needs (the "Business");

     WHEREAS, Shareholders own 100% of the issued and outstanding share capital of Star+Globe (the "Shares") in the classes and amounts as set forth on Exhibit
                                                                        -------
A;
-

     WHEREAS, Shareholders desire to sell to Purchaser and Purchaser desires to purchase from Shareholders the Shares, upon and subject to the terms, conditions, representations and warranties set forth herein; and

     WHEREAS, this Agreement is being signed contemporaneously with and is conditioned upon that certain Redemption Agreement among Star+Globe and certain of the Shareholders.

     NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, Shareholders, Star+Globe and Purchaser agree as follows:

                                   ARTICLE 1
                               PURCHASE AND SALE

     1.1 Purchase of Shares. At the Closing (as defined below), Shareholders shall sell to Purchaser, and Purchaser shall purchase from Shareholders, the Shares for the Purchase Price (as defined below).

     1.2 Purchase Price. The aggregate "Purchase Price" to be paid for the Shares at Closing shall be Seven Million Seventy One Thousand Four Hundred Five United States dollars and 80/100 ($7,071,405.80) payable by the issuance of 33,673,361 of Purchaser's ordinary shares, nominal value NIS 0.01 ("Purchaser Common Stock").

     1.3 Star+Globe Holdback and Purchaser Reservation. At the Closing, from the Purchaser Common Stock representing the Purchase Price, Purchaser shall deduct and hold back 3,367,336 shares of Purchaser Common Stock which represents ten percent (10%) of the aggregate Purchase Price (such shares being referred to herein as the "Star+Globe Holdback Shares"). Purchaser shall also reserve and set aside additional shares of Purchaser Common Stock equal in number to the Star+Globe Holdback Shares (such shares being referred to herein as the "Purchaser Reserve Shares"). Purchaser shall reserve and set aside the Star+Globe Holdback Shares and the Purchaser Reserve Shares exclusively for issuance pursuant to Section 1.6 and to Article 6 hereof.

     1.4  Star+Globe Share Option Plan (2000). Attached hereto as Exhibit B is
                                                                  ---------
the Star+Globe Share Option Plan (2000) duly adopted by all necessary corporate action on behalf of the Purchaser, which plan is in full force and effect on the date hereof. Pursuant to and under the terms of the Star+Globe Share Option Plan
(2000), the Purchaser hereby grants to those persons listed on Exhibit C
                                                               ---------
attached hereto, an aggregate of 2,041,639 options to purchase Purchaser Common Stock, in the respective amounts set forth on Exhibit C.
                                              ---------

     1.5  The Closing. The closing of the transactions contemplated by this
Article I (the "Closing") shall be held contemporaneously with the execution of this Agreement at the offices of Thelen Reid & Priest in San Francisco, CA at 5:00 p.m. PST (the "Closing Date"). Contemporaneously with the execution of this
Agreement:

          (a)  Certificate of Secretary. Star+Globe shall deliver to Purchaser a
               ------------------------
certificate signed by the secretary of Star+Globe, certifying copies of the resolutions of the Board of Directors of Star+Globe authorizing and approving this Agreement and the transactions contemplated, including but not limited to approval of the transfer of the Shares;

          (b)  Legal Opinion.  Star+Globe shall deliver to Purchaser an
               -------------
opinion from counsel to Star+Globe in the form attached as Exhibit D;
                                                           ---------

          (c)  Shareholder Delivery of Certificates and Compliance with Laws.
               -------------------------------------------------------------
Shareholders shall deliver to Purchaser certificates representing the Shares, with share transfer forms endorsed in blank to Purchaser in compliance with all Legal Requirements with respect to transfer of ownership of the Shares;

          (d)  Termination of Equity Rights and Employee Share Option Scheme.
               -------------------------------------------------------------
Star+Globe shall deliver to Purchaser a copy of the fully executed Option Agreement among Star+Globe, Purchaser and of those persons listed on Exhibit C
                                                                     ---------
evidencing the termination or cancellation of all Equity Rights (as defined below) including the Star+Globe Employee Share Option Scheme and all Equity Rights granted or existing thereunder;

          (e)  Resignation of Directors of Star+Globe.  Star+Globe shall
               --------------------------------------
deliver to Purchaser written resignations of the Board of Directors of Star+Globe excepting for Virginia Cha and Fred Snow who shall continue to serve in such director positions currently held.

          (f)  Closing Consideration. Purchaser shall deliver to the
               ---------------------
Shareholders, in the respective amounts set forth in Exhibit A under the
                                                     ---------
column entitled "Closing Consideration," certificates representing 30,306,025 shares of Purchaser Common Stock ("Closing Consideration") in compliance with all Legal Requirements with respect to the valid issuance of such shares of Purchaser Common Stock;

          (g)  Shareholders' Representative.  At the Closing, Virginia Cha
               ----------------------------
shall, without further action on his part or on the part of the Shareholders, become the "Shareholders' Representative" hereunder. As Shareholders' Representative, Virginia Cha shall have full power and authority to act for the Shareholders and the Shareholder Indemnified Parties (as defined in Section 6.4 hereof), on their behalf, and in their names, places and steads, in taking all actions, fulfilling all duties and executing all documents as may be required in connection with the Star+Globe Holdback Shares, the Purchaser Reserve Shares and any indemnification claims under Article 6 hereof.

     1.6 Release of Star+Globe Holdback Shares and Purchaser Reserve Shares. Subject to the other terms of this Agreement, on the ninetieth (90th) day following the Closing

Date (i) any remaining Star+Globe Holdback Shares in excess of the amount of any Indemnification Claims (as defined in Section 6.6) of Purchaser will be issued by Purchaser to the Shareholders in pro rata proportion to the number of shares set forth on Exhibit A under the column entitled "Release Shares"; and (ii) any
             ---------
remaining Purchaser Reserve Shares in excess of the amount of any Indemnification Claims of the Shareholders will remain authorized but unissued shares of Purchaser Common Stock, and will no longer be reserved and set aside pursuant hereto.

     1.7 Transfer Taxes. Any costs imposed by any governmental authority necessary to be paid in order to consummate the transactions contemplated hereby, such as sales, use or other transfer taxes, incurred by any party in connection with the transfer of the Shares to Purchaser or in connection with any of the other transactions contemplated by this Agreement shall be borne and paid by Purchaser.

     1.8 Purchaser Common Stock. The Purchaser Common Stock to be delivered to Shareholders hereunder will not be registered under United States federal or state securities laws, but rather, issued pursuant to an exemption therefrom. As a result, Shareholders acknowledge and agree that such Purchaser Common Stock is "restricted" stock as such term is defined under such securities laws and the Purchaser Common Stock cannot be sold, pledged or transferred unless subsequently registered or unless an exemption is available allowing its resale. Purchaser shall undertake to have the Purchaser Common Stock registered in accordance with Section 5.1.

                                   ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF STAR+GLOBE

     The Schedules attached to this Agreement are sometimes referred to herein as the "Disclosure Schedules." Star+Globe represents and warrants to Purchaser that the following statements are true as of the date of this Agreement:

     2.1 Organization and Standing; Subsidiaries. Star+Globe is a corporation duly organized and validly existing under the laws of the jurisdiction of Singapore, has full requisite corporate power and authority to carry on its business as currently conducted, and to own and operate the properties owned and operated by it and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary. Except for the ownership of all of the outstanding capital stock of Star+Globe Technologies, Inc., a California corporation (the "Subsidiary"), Star+Globe does not own, directly or indirectly, the capital stock (or other similar equity interests) of any other corporation, joint venture, partnership, limited liability company or other similar entity.

     2.2 Authorization. The execution and delivery of this Agreement has been authorized by the board of directors and all of the shareholders of the Star+Globe, and the consummation of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate or shareholder action on the part of the Star+Globe, and this Agreement is a valid and binding obligation of the Star+Globe, enforceable (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally.

     2.3 Memorandum of Association and Articles of Association; Certain Records. Copies of the Memorandum of Association and Articles of Association, minute books and share register of Star+Globe have been made available to Purchaser, and each such copy is true, correct and complete. All material records of any type and description in whatever form or medium that presently exist and that relate to the business or properties of Star+Globe are in the possession or control of Star+Globe and are located at the offices of Star+Globe or of its counsel, independent auditors, consultants, or other advisors, and Star+Globe will have the right to possession of all such records upon the consummation of the transactions contemplated by this Agreement.

     2.4 Capitalization. As of the date of this Agreement and subject to the redemption in accordance with the Redemption Agreement, the authorized share capital of Star+Globe is S$7,000,000 comprised of (i) S$25,000 divided into 2,500,000 redeemable convertible preference shares of nominal value S$0.01 each of which 1,933,250 are issued and outstanding, and (ii) S$6,975,000 divided into 6,975,000 ordinary shares of nominal value S$1.00 each of which 3,311,618 are issued and outstanding (collectively the "Star+Globe Share Capital"). All of the outstanding share capital of Star+Globe is owned by the Shareholders on the date hereof. All prior issuance of securities by Star+Globe and all prior repurchases, redemptions or exchanges affecting the outstanding securities of Star+Globe have complied with all applicable Legal Requirements (as defined below) (including federal and state securities laws), preemptive rights and contractual restrictions. Set forth on Schedule 2.4 is a list of all prior
                                       ------------
issuances of Star+Globe Share Capital, and the status of each certificate representing such shares. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as described above, Star+Globe does not have shares of its capital stock authorized, issued or outstanding. Except as set forth on Schedule 2.4, there are no outstanding
                                     ------------
convertible or exchangeable securities, subscriptions, calls, options, warrants, rights (contractual or arising by operation of law, including, without limitation, rights of first refusal and preemptive rights), or other agreements or commitments of any character to which Star+Globe is a party or by which it is bound, relating to the issuance, purchase, other acquisition or voting of any shares of the capital stock of, or other equity or ownership interest in (collectively, "Equity Rights") Star+Globe or the Subsidiary. All Equity Rights listed on Schedule 2.4 will expire at Closing unless sooner exercised. No
          ------------
bonds, debentures, notes or other indebtedness having the right to vote under any circumstances (or convertible into securities having such right to vote) of Star+Globe are issued and outstanding. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person or entity is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Star+Globe. There are no voting trusts, proxies or other agreements or understandings to which Star+Globe or any Shareholder is a party or by which Star+Globe or any Shareholder is bound with respect to the voting of any shares of capital stock or other Equity Rights of Star+Globe.

     2.5  Compliance with Other Instruments and Laws. Except as disclosed on
Schedule 2.5, the execution and delivery of this Agreement and the consummation
------------
of Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default under any provision of the Memorandum of Association or Articles of Association of Star+Globe or any material mortgage, indenture, trust, lease, partnership or other agreement, instrument, permit, concession, grant, franchise, license, judgment, order, decree, or, Legal Requirement applicable to Star+Globe or any of the properties of Star+Globe.

     For purposes of this Agreement, the term "Legal Requirement" shall mean any foreign government, federal, state or local law, statute, legislation, ordinance, code, rule, regulation, decree, award, order, permit, franchise, consent or authorization of, any federal, state, local or other governmental body or agency, department, commission, bureau, board, council, court, magistrate, panel or instrumentality of the United States or any foreign country, any political subdivision thereof or any state or local governmental authority

     2.6 Governmental and Third Party Authorizations; Consents. Except as disclosed on Schedule 2.6, no consents, licenses, approvals or authorizations
             ------------
of, or registrations or declarations with, any governmental authority, agency, bureau or commission, or any third party, are required to be obtained or made by Star+Globe or the Subsidiary in connection with the execution, delivery, performance, validity and enforceability of this Agreement or the sale or transfer of the Shares.

     2.7  Litigation. Except as shown on Schedule 2.7, there are no claims,
                                         ------------
actions or proceedings or investigations pending, or to the knowledge of Star+Globe, threatened against Star+Globe, the Subsidiary or their properties which could be reasonably be expected to have a material adverse effect on the Business, at law or in equity or before any court, governmental department, commission, board, agency, authority or instrumentality, domestic or foreign. Neither Star+Globe nor the Subsidiary is subject to any judgment, stipulation, order or decree arising from any action, suit, proceeding or investigation which could be reasonably expected to have, individually or in the aggregate, a material adverse effect on Star+Globe or the Subsidiary after the Closing Date. No action, suit, proceeding or governmental investigation is pending or, to the knowledge of Star+Globe, threatened against Star+Globe which seeks to question, delay or prevent the consummation of the transactions contemplated hereby. To the knowledge of Star+Globe, no action, suit, proceeding or governmental investigation is pending or threatened against any Shareholder which seeks to question, delay or prevent the consummation of the transactions contemplated hereby

     2.8 Financial Statements; Conduct of Business; No Undisclosed Liabilities. Except as set forth on Schedule 2.8:
                       ------------

          (a) Star+Globe has delivered to Purchaser (i) the consolidated audited balance sheets of Star+Globe as of December 31, 1998, 1997 and 1996 and the related consolidated audited statements of income, retained earnings and cash flows for the fiscal years then ended, accompanied in each case by a certification of PriceWaterhouseCoopers (formerly Coopers & Lybrand), independent certified public accountants (such financial statements, including the notes thereto, hereinafter being referred to as the "Annual Financial Statements"), and (ii) the unaudited consolidated balance sheet of Star+Globe as of September 30, 1999, and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the nine (9) months ended September 30, 1999 (the "Interim Financial Statements") (the Annual Financial Statements and the Interim Financial Statements hereinafter being referred to as the "Financial Statements"). All of the Financial Statements have been prepared in accordance with Singapore GAAP (as defined below) consistently applied for all relevant periods (except as indicated therein) and present fairly in all material respects the financial position of Star+Globe as of the dates thereof and the results of its operations for the periods then ended, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments and the absence of notes.

          (b) Neither Star+Globe nor the Subsidiary has any Claims, debts, obligations, guaranties of the obligations of others or liabilities (whether absolute or contingent, liquidated or unliquidated, due or to become due), except for (i) Claims, debts, obligations, guaranties and liabilities to the extent reflected or reserved against in the Financial Statements, (ii) debts, obligations, guaranties and liabilities incurred or entered into subsequent to September 30, 1999, in the ordinary course of business and otherwise not in contravention of this Agreement, or (iii) debts, obligations, guaranties and liabilities otherwise disclosed in this Agreement.

          (c) The consolidated Net Working Capital position of Star+Globe on the date hereof is at least US$1,500,000 based upon an exchange rate of 1.667:1. Attached hereto as

Schedule 2.8(c) is a detailed statement of the consolidated Net Working Capital
---------------
position of Star+Globe as of January 11, 2000. For purposes of this Section 2.8(c), Net Working Capital shall be equal to the sum of (i) the book value of accounts receivable after the allowance for doubtful accounts, plus (ii) cash, cash equivalents and marketable securities; less the sum of (a) the book value of all accounts payable. The book value of all amounts shall be calculated in conformity with the corresponding amounts as shown on Star+Globe's financial statements prepared in accordance with Singapore Statement on Accounting Standards, applied on a basis consistent with Star+Globe's consolidated audited financial statements ("Singapore GAAP").

          (d) As used in this Agreement, "Claim" means any and all claims, liabilities, causes of action, arbitrations, audits, hearings, investigations, litigation or suits, whether in contract, tort or otherwise, whether statutory or common law, whether civil, criminal, administrative, investigative, formal or informal, whether known or unknown, fixed or contingent.

     2.9  Title to Assets, Absence of Liens and Encumbrances.

          (a) Star+Globe and the Subsidiary have good title to their owned material assets, including the tangible assets reflected on the balance sheet included in Star+Globe's most recent consolidated Financial Statements, other than assets disposed of or used after the date thereof in the ordinary course of business for fair value. Except as disclosed in Schedule 2.9(a), the tangible
                                                ---------------
assets owned by Star+Globe and the Subsidiary are owned free and clear of all liens, mortgages, pledges, charges, security interests or encumbrances, except for Permitted Liens (as defined below). Star+Globe and the Subsidiary own, lease or license and have adequate rights to use all material real and personal property and other material assets necessary to conduct a going concern on a basis consistent with past practices. The owned and leased assets of Star+Globe and the Subsidiary are in good operating condition and repair (subject to normal wear and tear). Neither the whole nor any part of the real property used in the Business ("Real Property") has been condemned by any public authority, nor, to the knowledge of Star+Globe, is any such condemnation or taking threatened or contemplated.

     For the purposes of this Agreement, the term "Permitted Liens" shall mean liens for current taxes not yet due and imperfections of title, liens and encumbrances, if any, which are described on Schedule 2.9 hereto or which do not materially and adversely affect the use, value or marketability of the property affected thereby.

          (b) Star+Globe and the Subsidiary validly hold the leaseholds created by the leases (true, complete and correct copies of which have been provided to Purchaser) as described on Schedule 2.9(b) (the "Leased Property") and such
                           ---------------
leases are enforceable by Star+Globe or the Subsidiary, as applicable, as the lessee thereunder. Except as set forth on Schedule 2.9(b), neither
                                          ---------------
Star+Globe nor the Subsidiary is a party to any leases of real property.

          (c) Neither Star+Globe nor the Subsidiary is a party to any agreement granting any third party the right or an option to purchase or lease all or any portion of the Real Property or any personal property of Star+Globe.

          (d) There is not pending nor has Star+Globe or the Subsidiary received any written notice of (i) any Claim or proceeding asserting or seeking to establish a title interest in the Real Property or Leased Property, or any Claim of default under any of the leases under which leaseholds have been created ("Title Notice"), or (ii) the existence of any facts or proceedings which may result in the issuance of such a Title Notice.

     2.10  Full Authority; Compliance with Laws. Except as set forth on Schedule
                                                                        --------
2.10, Star+Globe and the Subsidiary are in compliance with all applicable Legal
----
Requirements. Set forth on Schedule 2.10 is a list of any and all permits,
                           -------------
licenses, consents, orders, approvals, franchises, certificates or other authorizations under any applicable Legal Requirement (collectively the "Permits"), issued to Star+Globe or the Subsidiary in connection with the ownership, operation and maintenance of its businesses or assets. Star+Globe and the Subsidiary have obtained and maintained all Permits. Each of the Permits is in full force and effect, and Star+Globe and the Subsidiary are in compliance in all respects with all the provisions of such Permits.

     2.11  Claims. Except as set forth on Schedule 2.11, there are no Claims
                                          -------------
pending or, to the knowledge of Star+Globe, threatened against Star+Globe, the Subsidiary or their properties, at law or in equity or before any court, governmental department, commission, board, agency, authority, instrumentality, domestic or foreign, which have had or could be reasonably expected to have individually or in the aggregate a material adverse effect on Star+Globe or its Business before, on or after the Closing Date.

     2.12  Contracts. Except as set on Schedule 2.12 (the agreements listed
                                       -------------
thereon being referred to as the "Contracts"), neither Star+Globe nor the Subsidiary is a party to, bound by or obligated under any currently subsisting:

          (a) mortgage, indenture, note or installment obligation or other instrument or contract for or relating to any borrowing of an amount in excess of $10,000 by Star+Globe or the Subsidiary;

          (b) guaranty by Star+Globe or the Subsidiary of any obligation in excess of $10,000 (excluding any endorsement made in the ordinary course of business for collection);

          (c) license agreement involving the payment or receipt by Star+Globe or the Subsidiary of $10,000 or more during any 12-month period during the term thereof;

          (d) lease of real or personal property under which Star+Globe or the Subsidiary is a lessor or lessee involving annual rentals in excess of $10,000;

          (e) agreement for the purchase by Star+Globe or the Subsidiary of equipment involving outstanding commitments in excess of $10,000;

          (f) agreement purporting to limit the right of Star+Globe or the Subsidiary to compete in any line of business, with any person or other entity or in any geographic area;

          (g) agreement for the purchase or sale of raw materials, products or goods or the provision of services involving payments in excess of $10,000 at prices that vary from the prices therefor generally prevailing in customary, arms-length transactions or that may not be terminated by Star+Globe or the Subsidiary on not more than thirty (30) days' notice without penalty;

          (h) contract with any governmental or quasi-governmental authority involving payments in excess of $10,000;

          (i) bond, deposit, financial assurance requirement or insurance coverage in excess of $10,000 individually required to be submitted to customers of Star+Globe or the Subsidiary, under any sale, lease or service arrangement or to any governmental authority under any Permit or Legal Requirement;

          (j) agreement or instrument relating to the acquisition by Star+Globe or the Subsidiary of any entity or all or substantially all of the assets of any person or entity;

          (k) other agreement, contract or obligation of Star+Globe or the Subsidiary calling for or involving the payment, potential payment or accrued obligation by or to Star+Globe or the Subsidiary of an amount in excess of $10,000 from the date hereof through the earliest date such agreement, contract or obligation can be terminated unilaterally without material penalty by Star+Globe or the Subsidiary;

          (l) agreement or commitment relating to the borrowing of money or the guaranty or indemnity (direct or indirect) in respect of or the granting of security for any obligation for the borrowing of money, by Star+Globe or the Subsidiary or any other person or entity, in excess of $10,000, including, without limitation, guarantees, accommodation collateral, letters of credit, mortgages, deeds of trust, indentures, loan agreements and credit agreements;

          (m) agreement that creates an encumbrance or any restriction on the ability of Star+Globe to (i) pay dividends or make similar distributions; (ii) make loans or advances to any person or entity, or (iii) sell, lease or transfer any of its properties or assets;

          (n) indemnification obligations in favor of any person or entity, and any escrow agreements related to any indemnification or obligation;

          (o) confidentiality, secrecy, screening, development or settlement agreement pertaining to any Intellectual Property; or

          (p) contract with any customer of Star+Globe or the Subsidiary involving revenues in excess of $10,000.

All of the Contracts are legal, valid, binding and in full force and effect and the consummation of the transactions contemplated by this Agreement will not cause any default or condition in respect of any such Contracts, the effect of which is to cause, permit, create or perfect the right in any party (a) to repudiate or disavow its obligations to Star+Globe or the Subsidiary, or (b) to require or have the right to require Star+Globe or the Subsidiary to perform its obligations thereunder (including obligations to pay indebtedness) prior to such time on which, or on terms and conditions otherwise different from those that, are provided therein. To the knowledge of Star+Globe, no party to any such Contract is in default thereunder. True, correct and complete copies of all the Contracts have been delivered to the Purchaser.

     2.13 Intellectual Property. Star+Globe and the Subsidiary either own or have the right to use by license, sublicense, or other written agreement, all of the inventions, improvements, domestic and foreign patents and applications therefor, customer lists, copyrights, copyright registrations and applications therefor, trademarks, trade names, service marks, trade dress, logos, rights in computer software, and all rights granted or retained in licenses under any of the foregoing which are used in connection with the conduct of Star+Globe's and the Subsidiary's business as presently conducted (collectively the "Intellectual Property"). Except as disclosed on Schedule 2.13, none of the Intellectual
                                   -------------
Property used in connection with the conduct of Star+Globe's and the Subsidiary's business is, or has been in the past five years, involved in, or the subject of, any pending or, to the knowledge of Star+Globe, threatened infringement, interference, opposition or similar action, suit or proceeding. The material license fees, royalties and other amounts payable by Star+Globe and the Subsidiary in connection with the use of the Intellectual Property, together with the terms and conditions on which, and periods for which such amounts are payable, are set forth in Schedule 2.13.
                          -------------

     2.14 Taxes.

          (a) For purposes of this Agreement, "Taxes" in the plural and "Tax" in the singular shall refer to any and all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, but not limited to, any federal, state, local or foreign net income, gross income, gross receipts, unitary, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, occupational, leasing, lease, fuel, customs, duties, capital stock, franchise, profits, withholding, Social Security, unemployment, disability, ad valorem, real property, personal property (tangible and intangible), sales, use, transfer, registration, value added, alternative or minimum, estimated, or any other kind of tax whatsoever, and including any interest, addition, penalty or other associated charge thereto, whether disputed or not. For purposes of this Agreement, "Tax Returns" shall mean any returns, reports or statements with respect to Taxes which are required to be filed with any taxing authority;

          (b) Star+Globe and the Subsidiary have filed with the appropriate foreign, federal, state and local governmental agencies all Tax Returns and reports in respect of all Taxes required to be filed (subject to permitted extensions applicable to such filings), and all such Tax Returns are true, complete and correct in all material respects. Star+Globe and the Subsidiary have paid, or made the provision for payment of, all Taxes shown on such Tax Returns. Neither Star+Globe nor the Subsidiary is a party to any pending action or proceeding or, to the best of its knowledge, threatened in writing by any governmental authority for the assessment or collection of Taxes. There are no Liens for Taxes on the assets of Star+Globe or the Subsidiary that arose in connection with any failure (or alleged failure) to pay any such Taxes. Neither Star+Globe nor the Subsidiary is a party to any tax sharing, tax allocation, tax indemnity or statute of limitations extension or waiver agreement. Star+Globe and the Subsidiary have withheld from each payment made to any of its past or present employees, officers or directors, the amount of all Taxes required to be withheld therefrom, and has paid the same to the proper tax or other receiving officers within the time required under any applicable law or regulation.

     2.15 Benefit Plans. Schedule 2.15 sets forth a list of all material
                         -------------
employee benefit plans and all material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other material fringe or employee benefit plans, programs or arrangements, and any material employment or compensation agreements, for the benefit of, or relating to, persons currently or formerly employed by Star+Globe or the Subsidiary in the Business (the "Employees"), as currently in effect (the "Employee Plans"). Star+Globe has provided the Purchaser with full and complete copies of all Employee Plans, summary plan descriptions and material written employee communications with respect to the Employee Plans.

     2.16 Labor Matters.  Except as set forth on Schedule 2.16, there are no
                                                 -------------
labor or employment disputes or controversies pending or, to the knowledge of Star+Globe, threatened against Star+Globe or the Subsidiary or any of the employees of Star+Globe or the Subsidiary, and neither Star+Globe nor the Subsidiary has taken or failed to take any action which action or omission would provide a reasonable basis for any such controversy. Except as set forth on
Schedule 2.16, to the knowledge of Star+Globe, after due inquiry, there are no
-------------
organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any employees of Star+Globe or the Subsidiary. Except as set forth on Schedule 2.16, Star+Globe and the Subsidiary have
                       -------------
complied with all laws, rules and regulations with respect to worker's compensation insurance or, if applicable, all requirements relating to obtaining an exemption thereunder, and all other laws relating to the employment of labor, including, without limitation, laws relating to equal employment opportunity and employment discrimination, employment of illegal aliens or undocumented or ineligible workers, wages, hours, collective bargaining and the collection or payment of social security compulsory provident funds and withholding taxes, or both, and similar taxes. Except as set forth on Schedule
                                                                      --------
2.16, neither Star+Globe nor the Subsidiary is liable for any arrearage of wages
----
or any taxes or penalties for failure to comply with any of the foregoing.

     2.17 Transactions with Management.  Except as set forth on Schedule 2.17,
                                                                -------------
neither Star+Globe nor the Subsidiary is a party to any contract, lease or agreement with any of the officers or directors of Star+Globe or any Shareholder or any member of the family of any such persons.

     2.18 Customers and Vendors. Schedule 2.18 hereto contains true and correct
                                 -------------
lists of the 10 largest customers and the 10 largest vendors of Star+Globe on a consolidated basis during the 12-month period ended December 31, 1998, and the nine-month period ended September 30, 1999, with the amount of sales made to each such customer or by each such vendor, as the case may be, during such period as reasonably ascertained from readily available information, such amounts being estimated in good faith as being within five percent (5%) of the actual sales made to or by such customer or vendor, as the case may be. Star+Globe has no information indicating that any of these customers or vendors intends to cease or continue doing business with Star+Globe or the Subsidiary or materially alter the amount of the business that it is presently doing with Star+Globe or the Subsidiary.

     2.19 Accounts Receivable. Except as disclosed on Schedule 2.19, all
                                                      -------------
Accounts Receivable of Star+Globe and the Subsidiary are due to Star+Globe and the Subsidiary and are collectible in due course, and there are no rights of set off, Claims or counterclaims against Star+Globe or the Subsidiary in favor of the parties from whom such receivables are due and owing.

     2.20 Year 2000 Compliance.  Except as disclosed on Schedule 2.20, all of
                                                        -------------
the computer hardware, software and information systems, including without limitation the financial, operational and manufacturing systems, owned or used by Star+Globe (i) are prior to, during and after calendar year 2000 A.D. capable of operating without errors relating to date data, including errors relating to date data which represents or references different calendar centuries or more than one century, and of providing all date related functionalities, interfaces and data fields, including the indication of century; (ii) are able to accurately manage and process data and date-related data (including, but not limited to, calculating, comparing, sequencing and sorting) from, into and between the twentieth and twenty-first centuries, including single and multiple centuries and leap years; and (iii) shall not abnormally terminate or provide invalid or incorrect results due to date or date-related data, specifically including date data which represents or references different centuries or more than one century.

     2.21 Compliance with Other Domestic and Foreign Laws. Except as disclosed on Schedule 2.21, neither Star+Globe, the Subsidiary nor any of Star+Globe's or
   -------------
the Subsidiary's Intellectual Property, products or services is in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, any domestic or foreign applicable law or any applicable rule, regulation, or any writ or decree of any court or any domestic or foreign governmental commission, board, bureau, agency, or instrumentality, including, but not limited to, all domestic and foreign customs, import, export or similar laws or regulations which relate to international trade, and Star+Globe is not delinquent with respect to any report required to be filed with any domestic or foreign governmental commission, board, bureau, agency or instrumentality.

     2.22 Accuracy. The representations and warranties made by Star+Globe to Purchaser set forth in this Agreement, the Schedules to this Agreement, delivered to Purchaser prior to

Closing, and the written agreements, instruments and documents delivered and to be delivered pursuant to or in connection with this Agreement and to which the Purchaser has been afforded access, do not include an untrue statement of material fact or omit to state any material fact necessary to make them, when taken together and in light of the circumstances in which they were or are made, not misleading in any material respect.

     2.23 Brokers and Finders. No person or entity is entitled to any brokerage commission, finder's fee or like payment from Star+Globe or the Subsidiary in connection with the transactions contemplated in this Agreement.

     2.24 Knowledge of Star+Globe. No officer or director of Star+Globe has actual knowledge, as of the date hereof, of any state of facts which will have a material adverse effect on Star+Globe, except for such matters as have been disclosed to Purchaser or its representatives and are contained in the Disclosure Schedule.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Star+Globe and Shareholders as follows:

     3.1 Organization and Standing of Purchaser. Purchaser is a corporation duly organized and validly existing under the laws of the jurisdiction of Israel, has full requisite corporate power and authority to carry on its business as currently conducted, and to own and operate the properties owned and operated by it and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary.

     3.2 Authorization. The execution and delivery of this Agreement has been authorized by the board of directors of the Purchaser, and the consummation of the transactions contemplated hereby has been duly and validly authorized by all necessary action on the part of the Purchaser, and this Agreement is a valid and binding obligation of the Purchaser, enforceable (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. The Purchaser Common Stock to be issued to Shareholders hereunder when issued will be validly issued, fully paid and nonassessable. The options granted to those persons listed on Exhibit C
                                                                  ---------
hereto pursuant to the Star+Globe Share Option Plan (2000) are authorized by all necessary corporate action on behalf of the Purchaser.

     3.3 Articles of Association and Memorandum of Association. Copies of the Articles of Association and Memorandum of Association, as amended have been filed as exhibits to the Purchaser's SEC Filings and are true, correct and complete. All material records of any type and description in whatever form or medium that presently exist and that relate to the business or properties of Purchaser are in the possession or control of Purchaser and are located at the offices of Purchaser or of its counsel, independent auditors, consultants, or other advisors, and Purchaser will have the right to possession of all such records upon the consummation of the transactions contemplated by this Agreement.

     3.4 Capitalization. As of the date of this Agreement, the authorized capital stock of Purchaser consists only of 130,000,000 ordinary shares, NIS
0.01 par value, and 10,000,000 shares of Preferred Stock, NIS 0.01 par value, ("Purchaser Capital Stock") of which 32,640,748 ordinary shares and 2,888,874 shares of Preferred Stock are issued and outstanding. Except as described above, Purchaser does not have shares of its capital stock authorized, issued or outstanding. Except as set forth on Schedule 3.4, there
                                                          ------------
are no outstanding convertible or exchangeable securities, subscriptions, calls, options, warrants, rights (contractual or arising by operation of law, including, without limitation, rights of first refusal and preemptive rights), or other agreements or commitments of any character to which Purchaser is a party or by which it is bound, relating to the issuance, purchase, other acquisition or voting of any shares of the capital stock of, or other equity or ownership interest in Purchaser. Any references made to "Purchaser" in Sections
3.5 to 3.21 herein shall include all subsidiary entities of LanguageWare.net (Company) Ltd.

     3.5 Compliance with Other Instruments and Laws. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default under any provision of the Articles of Association or Memorandum of Association of Purchaser or any material mortgage, indenture, trust, lease, partnership or other agreement, instrument, permit, concession, grant, franchise, license, judgment, order, decree, or, Legal Requirement applicable to Purchaser or any of the properties of Purchaser.

     3.6 Governmental and Third Party Authorizations, Consents. No consents, licenses, approvals or authorizations of, and registrations or declarations with, any governmental authority, bureau, agency or commission, or any third party, are required to be obtained or made by Purchaser in connection with the execution, delivery, performance, validity and enforceability of this Agreement.

     3.7 Litigation. No action, suit, proceeding or governmental investigation is pending or to the knowledge of Purchaser threatened, at law or in equity, which seeks to question, delay or prevent the consummation of all or any portion of the transactions contemplated hereby.

     3.8  Financial Statements.

          (a) Purchaser has delivered to Star+Globe Purchaser's Form 10-K for the year ended December 31, 1998, Proxy Statement dated May 13, 1999 relating to Purchaser's Annual Meeting of Shareholders held June 25, 1999, Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, and Form 8-K dated October 18, 1999 (collectively referred to as the "SEC Filings"). To the extent applicable, all of the SEC Filings have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied for all relevant periods (except as indicated therein) and present fairly the financial position of Purchaser as of the dates thereof and the results of its operations for the periods then ended, subject, as applicable, to normal recurring year-end adjustments and the absence of notes.

          (b) Purchaser has no Claims, debts, obligations, guaranties of the obligations of others or liabilities (whether absolute or contingent, liquidated or unliquidated, due or to become due), except for (i) Claims, debts, obligations, guaranties and liabilities to the extent reflected or reserved against in the financial statements included in its SEC Fillings, (ii) debts, obligations, guaranties and liabilities incurred or entered into subsequent to September 30, 1999, in the ordinary course of business and otherwise not in contravention of this Agreement (iii) or debts, obligations, guaranties and liabilities otherwise disclosed in this Agreement.

          (c)  Attached hereto as Schedule 3.8(c) is a detailed statement of the
                                  ---------------
consolidated Net Working Capital position of Purchaser as of the date hereof. For purposes of this Section 3.8(c), Net Working Capital shall be equal to the sum of (i) the book value of accounts receivable after the allowance for doubtful accounts, plus (ii) cash, cash equivalents and marketable securities; less the sum of (a) the book value of all accounts payable. The book value of all amounts shall be calculated in conformity with the corresponding amounts as shown on Purchaser's financial statements prepared in accordance GAAP.

     3.9 Full Authority; Compliance with Laws. Purchaser is in compliance with all applicable Legal Requirements.

     3.10 Claims. Except as set forth in its SEC Filings, there are no Claims pending or, to the knowledge of Purchaser, threatened against Purchaser or its properties, at law or in equity or before any court, governmental department, commission, board, agency, authority, instrumentality, domestic or foreign, which have had or could be reasonably expected to have individually or in the aggregate a material adverse effect on Purchaser or its business before, on or after the Closing Date.

     3.11 Intellectual Property. Purchaser either owns or has the right to use by license, sublicense, or other written agreement, all of the inventions, improvements, domestic and foreign patents and applications therefor, customer lists, copyrights, copyright registrations and applications therefor, trademarks, trade names, service marks, trade dress, logos, rights in computer software, and all rights granted or retained in licenses under any of the foregoing which are used in connection with the conduct of Purchaser's business as presently conducted (collectively the "Purchaser Intellectual Property"). None of the Purchaser Intellectual Property used in connection with the conduct of Purchaser's business is, or has been in the past five years, involved in, or the subject of, any pending or, to the knowledge of Purchaser, threatened infringement, interference, opposition or similar action, suit or proceeding.

     3.12 Taxes. Purchaser has filed with the appropriate foreign, federal, state and local governmental agencies all Tax Returns and reports in respect of all Taxes required to be filed (subject to permitted extensions applicable to such filings), and all such Tax Returns are true, complete and correct in all material respects. Purchaser has paid, or made the provision for payment of, all Taxes shown on such Tax Returns. Purchaser is not a party to any pending action or proceeding or, to the best of its knowledge, threatened in writing by any governmental authority for the assessment or collection of Taxes. There are no Liens for Taxes on the assets of Purchaser that arose in connection with any failure (or alleged failure) to pay any such Taxes. Purchaser is not a party to any tax sharing, tax allocation, tax indemnity or statute of limitations extension or waiver agreement. Purchaser has withheld from each payment made to any of its past or present employees, officers or directors, the amount of all Taxes required to be withheld therefrom, and has paid the same to the proper tax or other receiving officers within the time required under any applicable law or regulation.

     3.13 Benefit Plans. Except as set forth in its SEC Filings, Purchaser does not maintain any material employee benefit plan or material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other material fringe or employee benefit plan, program or arrangement, or any material employment or compensation agreement, for the benefit of, or relating to, persons currently or formerly employed by Purchaser.

     3.14 Labor Matters. There are no labor or employment disputes or controversies pending or, to the knowledge of Purchaser, threatened against Purchaser or any of the employees of Purchaser, and Purchaser has not taken or failed to take any action which action or omission would provide a reasonable basis for any such controversy. To the knowledge of Purchaser, after due inquiry, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any employees of Purchaser. Purchaser has complied with all laws, rules and regulations with respect to worker's compensation insurance or, if applicable, all requirements relating to obtaining "non-subscriber status" thereunder, and all other laws relating to the employment of labor, including, without limitation, laws relating to equal employment opportunity and employment discrimination, employment of illegal aliens or undocumented or ineligible workers, wages, hours, collective bargaining and the collection or payment of social security and withholding taxes, or both, and similar taxes. Purchaser is not liable for any arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing.

     3.15 Transactions with Management. Except as set forth in its SEC Filings, Purchaser is not a party to any contract, lease or agreement with any of the officers or directors of Purchaser or any member of the family of any such persons.

     3.16 Year 2000 Compliance. All of the computer hardware, software and information systems, including without limitation the financial, operational and manufacturing systems, owned or used by Purchaser (i) are prior to, during and after calendar year 2000 A.D. capable of operating without errors relating to date data, including errors relating to date data which represents or references different calendar centuries or more than one century, and of providing all date related functionalities, interfaces and data fields, including the indication of century; (ii) are able to accurately manage and process data and date-related data (including, but not limited to, calculating, comparing, sequencing and sorting) from, into and between the twentieth and twenty-first centuries, including single and multiple centuries and leap years; and (iii) shall not abnormally terminate or provide invalid or incorrect results due to date or date-related data, specifically including date data which represents or references different centuries or more than one century.

     3.17 Compliance with Other Domestic and Foreign Laws. Neither Purchaser nor any of Purchaser's Intellectual Property, products or services is in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, any domestic or foreign applicable law or any applicable rule, regulation, or any writ or decree of any court or any domestic or foreign governmental commission, board, bureau, agency, or instrumentality, including, but not limited to, all domestic and foreign customs, import, export or similar laws or regulations which relate to international trade, and Purchaser is not delinquent with respect to any report required to be filed with any domestic or foreign governmental commission, board, bureau, agency or instrumentality.

     3.18 Accuracy of SEC Reports. The reports filed by Purchaser with the United States Securities and Exchange Commission ("SEC") do not include an untrue statement of material fact or omit to state any material fact necessary to make them, when taken together and in light of the circumstances in which they were or are made, not misleading in any material respect. All necessary and appropriate reports required to be filed by Purchaser with the SEC have been filed in a timely manner.

     3.19 Brokers and Finders. No person or entity is entitled to any brokerage commission, finder's fee or like payment from Purchaser in connection with the transactions contemplated in this Agreement.

     3.20 Accuracy. The representations and warranties made by Purchaser to Star+Globe and the Shareholders set forth in this Agreement, the Schedules to this Agreement delivered to Star+Globe prior to Closing, and the written agreements, instruments and documents delivered and to be delivered pursuant to or in connection with this Agreement and to which Star+Globe has been afforded access, do not include an untrue statement of material fact or omit to state any material fact necessary to make them, when taken together and in light of the circumstances in which they were or are made, not misleading in any material respect.

     3.21 Purchasers Knowledge. No officer or director of Purchaser has actual knowledge, as of the date hereof, of any state of facts which will have a material adverse effect on Purchaser, except for such matters as have been disclosed to Star+Globe or its representatives and are contained in the Disclosure Schedules.


                                   ARTICLE 4
           REPRESENTATIONS, WARRANTIES AND COVENANTS OF SHAREHOLDERS

     4.1 Ownership of Shares. Shareholders are now, and immediately prior to the Closing Shareholders will be, the owners of 100% of the Shares of Star+Globe. Each of the Shares to be sold by Shareholders to Purchaser is now, and at the Closing will be, owned by Shareholders free and clear of any lien, pledge, charge, adverse claim, security interest, encumbrance (including any imposed by law in any jurisdiction), title retention agreement, option or right to purchase of any kind.

     4.2 Title to Shares. Upon delivery of the certificates representing the Shares and executed share transfer forms to Purchaser hereunder and payment and delivery to Shareholders of the consideration specified herein, Purchaser will (provided that the share transfer forms are completed, stamped and registered by Star+Globe's company Secretary) acquire valid title thereto, free and clear of any lien, pledge, charge, adverse claim, security interest, encumbrance (including any imposed by law in any jurisdiction), title retention agreement, option or right to purchase of any kind, other than (a) any restrictions imposed by applicable securities laws, (b) any liens, pledges, charges, adverse claims, security interests, encumbrances, title retention agreements, options, equities or rights to purchase created by or through Purchaser or any of Purchaser's Affiliates.

     4.3 Enforceability. This Agreement constitutes the valid and legally binding obligation of Shareholders, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

     4.4  Compliance with Shareholders Agreement and Articles of Association.

          (a) Each Shareholder covenants and agrees to the sale of the Shares to the Purchaser in accordance with this Agreement and waives any preemptive or other rights that they may have under the Articles of Association, the Shareholders' Agreement dated 10 September 1998 (as amended and ratified on 12 November 1998), or otherwise.

          (b) Each Shareholder covenants and agrees that upon the execution of this Agreement that the Shareholders' Agreement dated 10 September 1998 (as amended and ratified on 12 November 1998) among Star+Globe and the Shareholders be and hereby is terminated.

          (c) Each Shareholder who owns preference shares of Star+Globe covenants and agrees that the sale of the Shares to the Purchaser pursuant to this Agreement shall not be considered to be a liquidation, dissolution or winding-up of Star+Globe under Article 6(b) of Star+Globe's Articles of Association, and waives any liquidation rights any such Shareholder may have pursuant to said Article 6(b).

     4.5 Investment Representations. Each Shareholder is an "accredited investor" as defined under Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), and is acquiring the Purchaser Common Stock solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Shareholders acknowledge that the Purchaser Common Stock to be issued to Shareholders will not be registered under the Securities Act as of the Closing and that such Purchaser Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations, as applicable. Shareholders agree that the certificate or certificates evidencing the Purchaser Common Stock will bear a legend or legends referring to the restrictions on the transferability thereof and any other legends required by applicable law

     4.6  Covenants Regarding Purchaser Common Stock.

          (a) Each Shareholder acknowledges that the Purchaser Common Stock to be issued to such Shareholder upon consummation of the transactions herein will not be registered under the Securities Act as of its date of issue. Each Shareholder hereby covenants and agrees with Purchaser that such Shareholder will not sell, assign or transfer any of the shares of Purchaser Common Stock received by such Shareholder under the terms of this Agreement except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 144 ("Rule 144") promulgated pursuant to the Securities Act, or (iii) in a transaction which, in the opinion of the general counsel of Purchaser or other counsel reasonably satisfactory to Purchaser or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

          (b) In the event of a sale or other disposition by such Shareholder of shares of Purchaser Common Stock pursuant to Rule 144 or other exempt transaction, the such Shareholder will supply Purchaser with evidence of compliance with such Rule, in a form reasonably acceptable to Purchaser, including by the opinion of counsel or no-action letter referred to above, as the case may be. Each Shareholder understands that Purchaser may instruct its transfer agent to withhold the transfer of any shares of Purchaser Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Purchaser shall cause the transfer agent to effectuate the transfer of the shares of Purchaser Common Stock sold as indicated in such letter;

          (c) Each Shareholder acknowledges and agrees that the legend set forth below will be placed on certificates representing the Purchaser Common Stock received by the undersigned under the terms of this Agreement, which legend will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Purchaser from counsel reasonably satisfactory to Purchaser to the effect that such legend is no longer required for purposes of the Securities Act:

          The shares represented by this certificate were issued in a transaction to which Rule 144 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933 or pursuant to an effective registration statement under the Securities Act of 1933.

                                   ARTICLE 5
                            COVENANTS OF PURCHASER

     5.1 Redomestication; Registration of Purchaser Common Stock. Immediately after the Closing, Purchaser shall commence procedures to redomesticate Purchaser's current domicile as an Israeli corporation to a new domicile as a Delaware, United States corporation ("Redomestication"). The target date for completing the Redomestication shall be May 2000, however, Purchaser shall only undertake to consummate the Redomestication as quickly as is commercially reasonable. As part of the Redomestication, the Purchaser Common Stock issued to Shareholders hereunder, or any shares of common stock issued in exchange for such shares of Purchaser Common Stock issued as part of the Redomestication, shall be registered under the Act pursuant to a registration statement on Form S-4 to be filed with the SEC ("Registration Statement"). Purchaser shall use its best commercial efforts to file the Registration Statement with the SEC within thirty (30) days following the completion of the fiscal year 1999 audits of Star+Globe and Purchaser. Purchaser shall use its best commercial efforts to cause the Registration Statement to be effective under the Act as soon as is reasonably practicable after filing.

     5.2 Board Representation. Upon closing of the transactions contemplated to be consummated on the Closing Date, the Purchaser will take all steps necessary and appropriate under its Articles of Association and Memorandum of Association, including the calling of a special meeting of the Board of Directors of the Purchaser, to appoint Fred Snow and Virginia Cha to the Purchaser's Board of Directors to serve in accordance with Articles of Association and Memorandum of Association.

                                   ARTICLE 6
                       CERTAIN REMEDIES AND LIMITATIONS

     6.1 Survival of Representations and Warranties. The representations and warranties made by Star+Globe, Purchaser and the Shareholders respectively contained in Sections 2.1, 2.2, 2.8, 3.1, 3.2, 3.8, 4.1 and 4.2 shall survive the execution and delivery of this Agreement and the Closing for a period of ninety (90) days notwithstanding any investigation or due diligence theretofore made by or on behalf of any party hereto; provided, however, that all such representations and warranties shall terminate on the ninetieth (90th) day following the Closing Date. All claims for indemnification by any party hereto with respect to a breach of a representation or warranty must be asserted prior to the expiration of the survival period.

     6.2 Indemnification of Purchaser. Subject to the limitations of Section 6.3, Shareholders shall indemnify, defend and hold harmless the Purchaser and its officers, directors, employees, agents and shareholders (collectively, "Purchaser Indemnified Parties"), against and with respect to any and all claims, costs, damages, losses, expenses, obligations, liabilities, recoveries, suits, causes of action and deficiencies, including interest, penalties and reasonable attorneys' fees and expenses (collectively, the "Damages") that such indemnitees shall incur or suffer, which arise, result from or relate to any breach of the representations and warranties set forth in Section 2.1, 2.2, 2.8,
4.1 or 4.2. Any indemnification obligation pursuant to this Section 6.2 is for purposes of this Agreement defined as a "Purchaser Indemnified Obligation."

     6.3 Limitations on Liability of Shareholders to Purchaser. The total amount of indemnification payments that Shareholders shall be required to make hereunder shall be limited in the aggregate to the Star+Globe Holdback Shares which shall be the sole source of the Purchaser's indemnification and the Shareholders' cumulative liability shall in no event exceed the Star+Globe Holdback Shares.

     6.4 Indemnification of Shareholders. Subject to the limitations of Section 6.5, the Purchaser shall indemnify, defend and hold harmless the Shareholders and their officers, directors, employees and agents (collectively, "Shareholder Indemnified Parties") against and with respect to any and all Damages that such indemnitees shall incur or suffer, which arise, result from or relate to any breach of that such indemnitees shall incur or suffer, which arise, result from or relate to any breach of the representations and warranties set forth in
Section 3.1, 3.2 and 3.8. Any indemnification obligation pursuant to this
Section 6.4 is for purposes of this Agreement defined as a "Shareholder Indemnified Obligation."

     6.5 Limitations on Liability of Purchaser to Shareholders. The total amount of indemnification payments that Purchaser may be required to make hereunder shall be limited in the aggregate to the Purchaser Reserve Shares which shall be the sole source of the Shareholders' indemnification and Purchaser's cumulative liability shall in no event exceed the Purchaser Reserve Shares.

     6.6  Indemnification Claims.

          (a) If either a Purchaser Indemnified Party, on the one hand, or the Shareholders' Representative on behalf of a Shareholder Indemnified Party, on the other hand, (the "Claimants") wishes to assert an indemnification claim hereunder (an "Indemnification Claim"), the Claimant shall deliver to the Shareholders' Representative, if a Purchaser Indemnified Party, or to the Purchaser, if the Claimant is the Shareholders' Representative on behalf of a Shareholder Indemnified Party, a written notice (a "Claim Notice") setting forth
(i) the matter giving rise to the Indemnification Claim, (ii) a detailed description of all of the facts and circumstances known to Claimant giving rise to the Indemnification Claim, and (iii) a detailed description of, and a reasonable estimate of the total amount of, the monetary amounts actually incurred or expected to be incurred for which indemnification is sought.

          (b) Purchaser Indemnified Parties and Shareholder Indemnified Parties are referred to herein as "Indemnified Parties," and the persons from whom indemnification may be sought pursuant to this Section 6.6 are referred to as the "Indemnifying Parties." Where the Indemnified Parties or the Indemnifying Parties are, or are related to, Star+Globe or the Shareholders, the actions described herein shall be taken on their behalf by the Shareholders' Representative. Within twenty (20) days after receipt of any Claim Notice, the Indemnifying Parties will (i) acknowledge in writing their responsibility for all or part of such matter for which indemnification is sought under this
Article 6, and will either (x) pay or otherwise satisfy the portion of such matter as to which responsibility is acknowledged, or (y) take such other action as is reasonably satisfactory to the Indemnified Party to provide reasonable security or other assurances for the performance of their obligations hereunder, and/or (ii) give written notice to the Indemnified Party of their intention to dispute or contest all or part of such responsibility. Upon delivery of such notice of intention to contest, the parties will negotiate in good faith to resolve as promptly as possible any dispute as to responsibility for, or the amount of, any such matter. The Purchaser Reserve Shares or the Star+Globe Holdback Shares, as the case may be, shall be valued for the purpose of any Indemnification Claim at US$0.21 per share.

     6.7 Retention of Records. From and after the date of this Agreement, Purchaser and Star+Globe shall preserve all books, records and other documents, materials and information relevant to the representations, warranties and covenants set forth in this Agreement until the later of two (2) years following the Closing Date or for such longer period as the rights of the parties hereunder may exist. At all times after the Closing Date, Purchaser and Star+Globe shall give the other's representative reasonable access to such books, records and other documents, materials and information relating to the Assets.


                                   ARTICLE 7
                                 MISCELLANEOUS

     7.1 Materiality. For purposes of Articles 2, 3 and 4 of this Agreement, a contract, obligation, liability, transaction, change, breach, encumbrance, proceeding or other matter or event shall not be deemed "material" if the monetary amount involved is less than $75,000, or, if no such matter or event exceeds $75,000, $250,000 in the aggregate.

     7.2 Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt.

If to Purchaser, to:

               LanguageWare.net (Company) Ltd.
               2864 South Circle Drive, Suite 500
               Colorado Springs, CO 80906
               Attention:  Todd Oseth, President
               Tel: (719) 955-3400
               Fax: (719) 955-0282

with a copy to:

               Rothgerber Johnson & Lyons LLP
               1200 17th Street, Suite 3000
               Denver, CO 80202
               Attention:  Herbert H. Davis III, Esq.
               Tel: (303) 623-9000
               Fax: (303) 623-9222

If to Star+Globe, to:

               Virginia Cha
               1 International Business Park, #09-02
               Singapore 609917
               Tel: (65) 665-6969
               Fax: (65) 665-7912

with a copy to:

               Tan Rajah & Cheah
               The Straits Building, 9 Battery Road #15-00
               Singapore 049910
               Attention:  Suresan Sachi

               Tel: (65) 532-2271
               Fax: (65) 532-2475

with a copy to:

               Thelen Reid & Preist LLP
               101 Second Street, Suite 1800
               San Francisco, CA 94105-3601
               Attention:  Jay Margulies, Esq./Paul Carlson, Esq.
               Tel: (415) 371-1200
               Fax: (415) 371-1211

or, in each case, to such other address as may be specified in writing to the other parties.

     Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 7.2.

     7.3 Assignment. This Agreement shall be binding upon Purchaser, Star+Globe, Shareholders and their respective permitted successors and assigns.

     7.4 Entire Agreement; Amendment; Governing Law; Etc. This Agreement (together with the Disclosure Schedules) embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof. This Agreement may be amended, modified, waived, discharged or terminated only by (and any consent hereunder shall be effective only if contained in) an instrument in writing signed by the party against which enforcement of such amendment, modification, waiver, discharge, termination or consent is sought. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, United States as it applies to contracts to be performed entirely within the State of Delaware, United States. No representation or warranty (either express, implied or otherwise) is being made by any party with respect to the subject matter hereof other than as expressly set forth herein. Each party hereto consents to jurisdiction in United States District Court, District of Delaware for any action, proceeding or claim arising out of this Agreement.

     7.5 Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which shall constitute one instrument.

     7.6 Third Party Rights. The parties do not intend to confer any benefit hereunder on any person or entity other than the parties hereto, the Indemnified Parties and their respective successors in interest.

     7.7 Appendices and Schedules. Each of the Appendices and Schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

     7.8 Pronouns. All pronouns and any variations thereof used in this Agreement shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as appropriate.

     7.9 Authority and Execution. Each person executing this Agreement on behalf of a party hereto represents and warrants that he is duly and validly authorized to do so on behalf of such party, with full right and authority to execute this Agreement and to bind such party with respect to all of its obligations hereunder.

     7.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     7.11 Public Announcement. The parties shall mutually prepare a press release regarding this Agreement and the transactions contemplated hereby.

     7.12 Interpretation. Each party acknowledges that such party, either directly or through such party's representatives, has participated in the drafting of this Agreement, and any applicable rule of constructions that ambiguities are to be resolved against the drafting party should not be applied in connection with the construction or interpretation of this Agreement.

     7.13 Knowledge. For purposes of this Agreement, references to "knowledge," "to the knowledge of," or similar phrases shall mean the actual knowledge of the executive officers or directors of Star+Globe or Purchaser as applicable.

     7.14 Legal Fees. Purchaser and Star+Globe shall be responsible for their own legal fees and expenses incurred in connection with this transaction and the negotiation and documentation of this Agreement.

     7.15 No Modification or Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an agreement in writing signed by the parties.

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the date first above written.

                              PURCHASER:

                              LanguageWare.net (Company) Ltd.


                              ________________________________
                              By: Todd Oseth, President/CEO

                              STAR+GLOBE:

                              Star+Globe Technologies Pte Ltd.


                              ________________________________
                              By:  Virginia Cha, CEO


                              SHAREHOLDERS:

                              Technology Fund Pte Ltd.


                              ________________________________
                              By:

                              Technology Fund II Pte Ltd.


                              ________________________________
                              By:

                              Seed Ventures II Ltd.


                              ________________________________
                              By:


                              InfoTech Ventures Ltd.


                              ________________________________
                              By:


                              Vertex Technology Fund Ltd.

                              ________________________________
                              By:


                              NIF Asian Pre-IPO Fund Ltd.


                              ________________________________
                              By:


                              Asia Pacific Ventures II Ltd.


                              ________________________________
                              By:


                              James L. Kelly


                              ________________________________
                              By:


                              WIIG Global Ventures Pte Ltd


                              ________________________________
                              By:

                              Virginia Cha


                              ________________________________
                              By:

                              Lernout & Hauspie Investment Company,  N.V.


                              ________________________________
                              By:


                              KRDL Holdings Pte Ltd.

                              ________________________________
                              By: